Text of E-Mail Containing Additioanl Closing Agreements
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1.       If Commerce Bank does not issue the Letter of Credit to Sprint and enter into a Reimbursement Agreement with SmartServe, in each case in a form acceptable to the Lender by September 21, 2005, an Event of Default will occur under the Loan Agreement , the Securities Purchase Agreement and the Senior Secured Convertible Note and the Revolving Credit Note (together, the "Notes").

2.       The shares of Common Stock issued upon (a) exercise of the Warrants,
         (b) in liu of payments due under the Notes and (c) upon conversion of the Notes will be included in the Registration Statement currently filed with the SEC or any replacement thereof.

3. If Lock up Agreements in the form previously circulated are not executed and delivered to Lender by Messrs Pons, Van Vital and Wenhold, by September 21, 2005, an Event of Default will occur under the Loan Agreement , the Securities Purchase Agreement and the Notes.

4. The obligation of Lender to make Advances under the Loan Agreement will be suspended (other than an aggregate amount outstanding of $500,000) until satisfaction of the conditions that would otherwise cause an Event of Default described in Items 1 and 3 above.

5. The Maturity Date of the Notes and the date the Loan Agreement will terminate is in each case February 28, 2008.